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                                                                     EXHIBIT 8.1

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]





                                  June 11, 2002




Nabors Industries Ltd.
c/o The Corporate Secretary Limited
White Park House
White Park Road
Bridgetown, Barbados

Gentlemen:

            We have acted as special tax counsel to Nabors Industries Ltd., a Bermuda exempted company ("Nabors"), as successor to Nabors Industries, Inc., a Delaware corporation ("NII"), in connection with the preparation and filing of the post effective amendment to the registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, on March 29, 2002 and as amended on April 24, 2002 and June 11, 2002, which includes the prospectus (the "Prospectus"), with respect to the registration of up to 7,150,000 shares of common shares, par value $.001 per share, of Nabors, issuable upon exchange of exchangeable shares, without par value ("Exchangeable Shares") of Nabors Exchangeco (Canada) Inc., a Canadian corporation ("Exchangeco"). This opinion is being furnished to you at your request.

            In connection with this opinion, we have examined the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations, and covenants made by Nabors, NII, Exchangeco, 3064297 Nova Scotia Company, a Nova Scotia unlimited liability company, and Enserco Energy Service Company Inc., a Canadian corporation, and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and



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Nabors Industries Ltd.
June 11, 2002
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accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Exchangeable Shares that have come to our attention during our engagement and (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

            In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). In addition, it should be noted that legislation has been introduced which, if enacted in its present form, could materially change the opinion set forth below. Moreover, the United States Treasury Department is currently studying transactions such as the reorganization of Nabors and, as a result, changes in statutes, regulations, judicial decisions, and administrative interpretations may occur, possibly with retroactive effect, which could affect the opinion set forth below. A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions.

            Although the discussion in the Prospectus under the caption "Income Tax Considerations - Certain United States Federal Income Tax Considerations" (the "Discussion") does not purport to discuss all possible United States federal income tax consequences of the ownership and disposition of Exchangeable Shares, we are of the opinion that, based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Discussion, such Discussion constitutes, in all material respects, a fair and accurate summary under current law of the anticipated material United States federal income tax consequences of the ownership and disposition of Exchangeable Shares to certain holders generally.

            Except as expressly set forth above, we express no other opinion, including any opinion as to the United States federal, state, local, foreign, or other tax
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Nabors Industries Ltd.
June 11, 2002
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consequences of the ownership and disposition of Exchangeable Shares. Further, there can be no assurances that the opinion expressed herein will be accepted by the Service or, if challenged, by a court. The opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

            This letter is furnished to you for use in connection with the registration of the Exchangeable Shares, as described in the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Income Tax Considerations - Material United States Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                Very truly yours,

                                /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP